UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Global Telecom & Technology, Inc.

(Name of Registrant as Specified In Its Charter)

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April 27, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Global Telecom & Technology, Inc. to be held at 9:00 a.m., local time, on Tuesday, June 5, 2007, at our offices, 8484 Westpark Drive, Suite 720, McLean, Virginia, 22102.

At the annual meeting, you will be asked to elect eight directors. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors.

If you plan to attend the annual meeting, we request that you please attempt to provide at least two business days’ advance notice of your intent to attend by contacting Michael Romano, our Corporate Secretary, at (703) 442-5500. Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the Annual Meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Global Telecom & Technology and look forward to seeing you at the annual meeting.

Very truly yours,

H. Brian Thompson
Executive Chairman and Chief Executive Officer

GLOBAL TELECOM & TECHNOLOGY, INC.
8484 Westpark Drive
Suite 720
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2007

The Annual Meeting of Stockholders of Global Telecom & Technology, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, June 5, 2007, at our offices, 8484 Westpark Drive, Suite 720, McLean, Virginia, 22102 for the following purposes:

1. To elect eight directors to serve for a one-year term expiring at the 2008 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 11, 2007 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. If you plan to attend the annual meeting, we request that you please attempt to provide at least two business days’ advance notice if possible of your intent to attend by contacting the undersigned at (703) 442-5500. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Michael Romano
General Counsel and Secretary

McLean, Virginia
April 27, 2007

GLOBAL TELECOM & TECHNOLOGY, INC.
8484 Westpark Drive
Suite 720
McLean, Virginia 22102

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Global Telecom & Technology, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, June 5, 2007 at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our offices, 8484 Westpark Drive, Suite 720, McLean, Virginia, 22102.

These proxy solicitation materials were first mailed on or about April 30, 2007 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 11, 2007, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 11,608,524 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Whether or not they plan to attend the Annual Meeting, a person may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “for” the election of the nominees set forth in this proxy statement.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2008 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than January 1, 2008, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

If a stockholder who wishes to present a proposal fails to notify us by January 1, 2008 and such proposal is brought before the 2008 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2008 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, Attention: Corporate Secretary.

Annual Report and Other Matters

Our annual report on Form 10-K for the year ended December 31, 2006, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2006 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight. At each annual meeting of stockholders, directors will be elected for one-year terms to succeed the directors whose terms are expiring. Didier Delepine, Rhodric C. Hackman, Howard Janzen, D. Michael Keenan, Morgan E. O’Brien, Sudhakar Shenoy and H. Brian Thompson each have been nominated by our Board of Directors’ Nominating and Governance Committee for re-election for one-year terms expiring in 2008. The Nominating and Governance Committee has also nominated S. Joseph Bruno to serve as a director to replace Alex Mandl, who will cease to serve as a director of the Company upon expiration of his current term effective as of the shareholder meeting.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Delepine, Hackman, Janzen, Keenan, O’Brien, Shenoy and Thompson currently are directors of our Company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

Didier Delepine, 59, has been a Director since October 2006. Mr. Delepine served as president and Chief Executive Officer of Equant NV, a global networking and managed communications solution provider to multinational corporations from 1998 to 2003. From 1995 to 1998, he served as president and Chief Executive Officer of Equant’s Network Services division. Mr. Delepine began his career at SITA, the global telecommunications and technology organization supporting the world’s airlines. From 1987 to 1997, as Senior Vice President in charge of the global network, he led the network development, investments and operation. He also served as chairman and president of ITS Americas, a company specializing in LAN/WAN integration and facility management for U.S. corporations. Mr. Delepine is a member of the board of directors of Viatel Ltd., and is a member of the board of advisors of CSMG-Adventis and of Ciena Corporation. Mr. Delepine previously served on the boards of directors of Intelsat Ltd (2003 to 2005) and Eircom Ltd (2003 to 2006) until their privatizations.

Rhodric C. Hackman, 59, has been a Director since January 2005 and from January 2005 to October 2006 served as our President and Secretary. In October 1999, Mr. Hackman co-founded Mercator Capital L.L.C., a merchant and investment bank focused on communications, media and technology. Mr. Hackman has been a partner of Mercator Capital and its affiliates since formation. Mr. Hackman received a B.S. from the United States Naval Academy and an M.B.A. from Cornell University.

Howard E. Janzen, 53, has been a Director since October 2006. Mr. Janzen has served as Chief Executive Officer of One Communications, a privately-held competitive local telecommunications service provider, since March 2007. Mr. Janzen previously served as President of Sprint’s Business Solutions Group, a division of Sprint Corporation serving business customers, from January 2004 to September 2005. From May 2003 to January 2004, Mr. Janzen served as President of Sprint’s Global Markets Group, a division of Sprint serving both consumer and business customers. From October 2002 to May 2003, Mr. Janzen served as President and Chief Executive Officer of Janzen Ventures, Inc., a private equity firm. From 1994 to October 2002, Mr. Janzen served as President and Chief Executive Officer, and from 2001 to October 2002 as Chairman, of Williams Communications Group, Inc., a technology company, which emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Williams Communications Group, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002. Mr. Janzen currently serves on the board of directors of Sonus Networks, Inc., Comsat International, Anyware Mobile Solutions, a division of Macrosolve Inc. and Exanet, Inc. Mr. Janzen holds B.S. and M.S degrees in Metallurgical Engineering from the Colorado School of Mines.

D. Michael Keenan, 51, has been a Director since October 2006, and served as our Chief Executive Officer from October 2006 to February 2007. Mr. Keenan co-founded Global Internetworking, Inc., which is now a subsidiary of the Company, and was its Chief Executive Officer from 1998 to 2006. Mr. Keenan holds a B.S.B.A. in Finance from the University of Colorado.

Morgan O’Brien, 62, has been a Director since October 2006 and from January 2005 to October 2006 served as a Special Advisor to the Company. Mr. O’Brien is a co-founder and Chairman and Chief Executive Officer of Cyren Call Communications, a new venture seeking to create a nationwide, seamless, ultra-broadband network for public safety communications. Mr. O’Brien was the co-founder of Nextel Communications, Inc. in 1987 and served as its Chairman from 1987 to 1995, and then as Vice-Chairman until its merger with Sprint Communications in 2005. Recently Mr. O’Brien was inducted into the Washington Business Hall of Fame. He currently serves on the board of trustees of The Field School in Washington, D.C. and as a member of the Law Board of Northwestern University School of Law. Mr. O’Brien received an A.B. in Classical Studies from Georgetown University and a law degree from Northwestern University.

Sudhakar Shenoy, 59, has been a Director since October 2006. Mr. Shenoy is the Founder and has been the Chairman and Chief Executive Officer of Information Management Consultants, Inc., a business solutions and technology provider to the government, business, health and life science sectors, since January 1981. Mr. Shenoy is a member of the Non Resident Indian Advisory Group that advises the Prime Minister of India on strategies for attracting foreign direct investment. Mr. Shenoy was selected for the United States Presidential Trade and Development Mission to India in 1995. From 2002 to June 2005 he served as the chairman of the Northern Virginia Technology Council. Since 1998, Mr. Shenoy has served on the board of directors of Startec Global Communications, a telecommunication company, and since May 2005 he has served on the board of directors of India Globalization Capital, Inc., a blank check company formed the purpose of acquiring one or more businesses with operations primarily in India. In 1970, Mr. Shenoy received a B. Tech (Hons.) in electrical engineering from the Indian Institute of Technology (IIT). In 1971 and 1973, he received an M.S. in electrical engineering and an M.B.A. from the University of Connecticut Schools of Engineering and Business Administration, respectively.

H. Brian Thompson, 67, has been our Chairman since January 2005 and our Executive Chairman since October 2006. From January 2005 to October 2006, Mr. Thompson served as our Chief Executive Officer, and he assumed that role again, on an interim basis, commencing in February 2007. Since January 2003, Mr. Thompson also has been the Chairman of Comsat International, one of the largest independent telecommunications operators serving Latin America. Mr. Thompson has also been the Chief Executive Officer of Universal Telecommunications, Inc., a private equity investment and advisory firm, focused on consolidations and start-up companies in the communications industry, since he formed it in June 1991. Since October 1998, Mr. Thompson has also served as the Co-Chairman for the Americas of the Global Information Infrastructure Commission, a multinational organization comprised of international communication industry professionals. From March 1999 to September 2000, Mr. Thompson was Chairman and Chief Executive Officer of Global TeleSystems, Inc. (formerly Global TeleSystems Group, Inc.), a provider of broadband, internet and voice services, serving businesses and carriers throughout Europe. Mr. Thompson currently serves as a member of the board of directors of the following public companies: Sonus Networks, Inc. (NASDAQ: SONS), United Auto Group Inc. (NYSE: UAG), Axcelis Technologies, Inc. (NASDAQ: ACLS), and Bell Canada International, Inc. (NEX: BI.H). Mr. Thompson serves as a member of the Irish Prime Minister’s Ireland-America Economic Advisory Board. Mr. Thompson received a B.S. from the University of Massachusetts and an M.B.A. from Harvard Business School.

S. Joseph Bruno, 58, has served since 2003 as President of Building Hope, a not-for-profit organization affiliated with Sallie Mae and focused on helping charter schools in Washington, DC secure low-cost facilities and expand enrollment. From 2001 to 2004, Mr. Bruno served as Senior Consultant-eHealth Division of BCE Emergis, an eCommerce service provider in the health and financial services sectors, where he focused on financial reporting, mergers and acquisitions, and tax compliance. From 2000 to 2002, Mr. Bruno also served as Director — International Operations for Carey International. From 1995 to 2000, Mr. Bruno was Senior Vice President, Chief Financial Officer and Corporate Secretary of United Payors & United Providers, Inc., a publicly-traded service provider in the health care industry. From 1989 to 1995, he was a partner at Coopers & Lybrand LLP, an international public accounting firm. From 1986 to 1989, Mr. Bruno served as Senior Vice President of Operations and Chief Financial Officer of Jurgovan & Blair, Inc., a health care and information technology services provider, and from 1971 to 1986, he was employed by KPMG Peat Marwick LLP, an international public accounting firm, including six years as a partner. Mr. Bruno currently serves on the boards of the DC Prep Charter School, the DC Public Charter School Association, Georgetown University Hospital, Intergroup Service Corporation, and the Center City Consortium. Mr. Bruno has been a certified public accountant since 1972. Mr. Bruno received a B.A. in Finance and Accounting from the University of Maryland.

Information Relating to Corporate Governance and the Board of Directors

The Nominating and Governance Committee of our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Delepine, Janzen, Mandl, O’Brien and Shenoy are independent directors, as “independence” is defined in the federal securities laws and the Nasdaq Marketplace Rules. Our Nominating and Governance Committee has also determined that Mr. Bruno would, if elected, qualify as an independent director under applicable law and the Nasdaq Marketplace Rules.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Our Board of Directors has adopted charters for the Audit, Compensation and Nominating and Governance Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Whistleblower Policy. We post on our website, at www.gt-t.net, the charters of our Audit, Compensation and Nominating and Corporate Governance Committees and our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers on our website.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Global Telecom & Technology, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is (i) to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company, (ii) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting process and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent auditor and our financial accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Delepine, Mandl and Shenoy, each of whom is an independent director of our Company under the Nasdaq Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors previously determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Mandl qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. We anticipate that if Mr. Bruno is elected to the Board, he will replace Mr. Mandl on the Audit Committee and serve as the “audit committee financial expert.” Mr. Shenoy serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer and any other executive officer of the Company who reports directly to the Board of Directors, and the members of the Board of Directors; determining, or recommending to the Board of Directors for determination, the compensation of all other executive officers of the Company; and discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives. In fulfilling its responsibilities, the Compensation Committee shall also be entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. Information regarding the Company’s processes and procedures for the consideration and determination of executive and director compensation is addressed in the Compensation Discussion and Analysis below. The Compensation Committee currently consists of Messrs. Janzen, O’Brien and Shenoy. Mr. Janzen serves as the Chairman of the Compensation Committee.

The Nominating and Governance Committee

The purpose of the Nominating and Governance Committee includes selecting, or recommending to our Board of Directors for selection, the individuals to stand for election as directors at each annual meeting of our stockholders or, if applicable, a special meeting of our stockholders, overseeing the selection and composition of committees of our Board of Directors, overseeing our management continuity planning processes, and reviewing and updating our corporate governance policies, as applicable. The Nominating and Governance Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by our Board of Directors and recommends the slate of nominee for inclusion in the Company’s proxy statement. The Nominating and Governance Committee’s process for selecting nominees to our Board of Directors is described in more detail under “Nominating and Governance Committee’s Process for Selecting Nominees to the Board of Directors” below. The Nominating and Governance Committee is also responsible for conducting the periodic evaluation of the performance of our Board of Directors and its committees and for considering questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers. The Nominating and Governance Committee currently consists of Messrs. Delepine, Janzen and O’Brien. Mr. Delepine serves as the Chairman of the Nominating and Governance Committee.

Nominating and Governance Committee’s Process for Selecting Nominees to the Board of Directors

The Nominating and Governance Committee considers candidates for membership to our Board of Directors who are suggested by its members and other Board of Directors members, as well as by management, stockholders and other interested parties. The Nominating and Governance Committee may also retain a third-party search firm to identify candidates from time to time upon request of the Nominating and Governance Committee or the Board of Directors.

Stockholders can recommend a prospective nominee for our Board of Directors by writing to our Corporate Secretary at the Company’s corporate headquarters setting forth, as to each person whom the stockholder proposes to nominate for election as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) a description of the capital stock of the Company owned beneficially or of record by the person, and (d) any other information relating to the person that would be required to be disclosed in a proxy statement, and whatever additional supporting material the stockholder considers appropriate. Any stockholder nominating a person for election as a director shall provide the Company’s Corporate Secretary with (a) the name and record address of such stockholder, (b) a description of the capital stock of the Company owned beneficially or of record by such stockholder, (c) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Governance Committee’s assessment of a nominee’s qualification for Board of Directors membership includes, among other things, the following criteria:

•	The diversity, age, background and experience of the candidate;

•	The personal qualities and characteristics, accomplishments and reputation in the business community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board of Directors; and

•	The fit of the candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors.

The initial determination to seek a Board of Directors candidate is usually based on the need for additional Board of Directors members to fill vacancies or to expand the size of the Board of Directors, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise. The Nominating and Governance Committee’s process for identifying and evaluating nominees for director is the same no matter who makes the recommendation.

Once the Nominating and Governance Committee has determined, in consultation with other board members if appropriate, that additional consideration of a candidate is warranted, the Nominating and Governance Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the Nominating and Governance Committee determines it is appropriate to proceed, the Nominating and Governance Committee or other members of the Board of Directors will generally interview the prospective candidate. The Nominating and Governance Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the Nominating and Governance Committee or the Board of Directors deems appropriate, including the current composition of the board and the candidate’s personal qualities, skills and characteristics.

Following this evaluation, if the Nominating and Governance Committee believes that the prospective candidate is qualified for nomination, generally the Nominating and Governance Committee will make a recommendation to the full Board of Directors, and the full Board of Directors will make the final determination whether the candidate should be nominated to the Board of Directors.

Each of the nominees for election at the 2007 annual meeting other than Mr. Bruno is a current director standing for re-election. Mr. Bruno was recommended to the Nominating and Governance Committee for consideration as a director-nominee by Mr. Shenoy, one of our current directors.

Board and Committee Meetings

Our Board of Directors held a total of two meetings during the fiscal year ended December 31, 2006, in addition to taking action by unanimous written consent on several occasions. During the fiscal year ended December 31, 2006, following their respective formations on November 6, 2006, the Audit Committee held no formal meetings but acted by unanimous written consent on two occasions, the Compensation Committee held no formal meetings but acted by unanimous written consent on three occasions, and the Nominating and Governance Committee held no meetings but acted by unanimous written consent on one occasion. During 2006, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member, except that Messrs. Delepine, Janzen, Mandl, and O’Brien each missed one of the two board meetings occurring after they were elected to the Board of Directors in October 2006. We encourage each of our directors to attend the annual meeting of stockholders and, to the extent reasonably practicable, we intend in the future to regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of stockholders.

Director Compensation and Other Information

The following table sets forth the compensation earned by our non-employee directors in 2006.

	Fees
	Earned or
	Paid in	Stock
Name	Cash	Awards(1)	Total

Didier Delepine	$7,500	$13,021	$20,521
Rhodric C. Hackman	$6,250	$13,021	$19,271
Howard Janzen	$7,500	$13,021	$20,521
Alex Mandl	$6,250	$13,021	$19,271
Morgan E. O’Brien	$6,250	$13,021	$19,271
Sudhakar Shenoy	$7,500	$13,021	$20,521

(1)	On December 14, 2006, each of our non-employee directors as of that date was granted 16,129 shares of the Company’s common stock, vesting in four equal annual installments beginning on the grant date. Amounts reported for stock awards represent the compensation cost recognized by the Company for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”) utilizing the assumptions discussed in Note 10 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, without giving effect to estimated forfeitures.

Overview of Director Compensation

We compensate non-employee members of the board through a mixture of cash and equity-based compensation. We pay each non-employee director annualized compensation of $25,000, payable in four equal installments at the end of each calendar quarter during which the non-employee director serves as a member of the Board. To the extent that a non-employee director serves for less than the full calendar quarter, he or she would receive a pro-rated portion of the quarterly payment equal to the proportionate amount of the calendar quarter for which he or she served as a director. Each chairperson of a standing committee receives additional annualized compensation of $5,000, payable in four equal installments at the end of each calendar quarter during which the director serves as the chairperson of the particular committee. In addition, each non-employee director as of November 6, 2006 (the first Board meeting following election of our new director slate) received an initial grant of restricted stock with an estimated market value of approximately $50,000 as of the grant date. These equity grants will vest in four equal installments, beginning on the date of grant, at a rate of 25% each year. We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors. Employees who also serve as directors receive no additional compensation for their services as a director.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

REPORT WITH RESPECT TO THE COMPANY’S INDEPENDENT AUDITORS

The firm of J.H. Cohn LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal years ended December 31, 2005 and 2006, respectively. We anticipate that representatives of J.H. Cohn LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Company anticipates that J.H. Cohn LLP will provide assistance during 2007 with respect to review of the Company’s quarterly filings with the SEC. However, the Company, in consultation with the Audit Committee, has not yet selected an independent auditor with respect to the audit of its 2007 consolidated financial statements. Having only commenced material business operations during the fourth quarter of 2006 following the acquisitions of Global Internetworking, Inc. (“GII”) and European Telecommunications & Technology Limited (“ETT”) in late 2006 (the “Acquisitions”), and with the need to implement procedures, policies, and controls in accordance with the Sarbanes-Oxley Act of 2002 during 2007, the Company has focused upon undertaking and completing the 2006 annual reporting and other initial implementation tasks necessary as a public operating company during the first quarter of 2007. The Company anticipates completing the selection of an independent auditor for the audit of its 2007 consolidated financial statements in consultation with the Audit Committee during the second quarter of 2007.

The aggregate fees billed to our Company by J.H. Cohn LLP for the fiscal years ended December 31, 2005 and 2006 are as follows:

	Inception
	(January 3,
	2005) to
	December 31,
	2005	2006

Audit Fees(1)	$41,000	$274,000
Audit-Related Fees(2)	$9,000	$44,900

Total	$50,000	$318,900

(1)	Audit Fees consist of fees incurred for the audits of our annual financial statements and the review of our interim financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year.

(2)	Audit-Related Fees consist of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the category “Audit Fees.” Such fees include amounts paid with respect to assistance in review and consents with respect to our preparation of a Form S-8 and proxy materials during 2006.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2005 and 2006 and the statements of operations, stockholders’ equity and cash flows for the period from our inception (January 3, 2005) to December 31, 2005 and the year ended December 31, 2006, and has discussed them with management. The Audit Committee also reviewed with J.H. Cohn LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (“Communications with Audit and Finance Committees”), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with J.H. Cohn LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit and Finance Committees”), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by J.H. Cohn LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted by the Audit Committee,

Sudhakar Shenoy, Chair
Didier Delepine
Alex Mandl

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives.  The Company operates in a highly competitive and challenging environment. To attract, retain, and motivate qualified executive officers, the Company aims to establish wages and salaries that are competitive with those of executives employed by similar firms in the Company’s operating industries. The Company’s compensation philosophy seeks to encourage favorable corporate, business unit, and individual performance, by providing an appropriate mix of short-term and long-term compensation, including: (a) bonuses where appropriate to reward executives for meeting certain qualitative objectives and for their part in ensuring the Company achieves its orders, revenue, and profitability targets; and (b) equity compensation to align executive interests with shareholder interests with the ultimate objective of improving shareholder value.

Compensation Program Administration and Policies.  The Compensation Committee, which is comprised exclusively of independent directors, has general responsibility for executive compensation and benefits, including incentive compensation and equity-based plans. Specific salary and bonus levels, as well as the amount and timing of equity grants, are determined on a case-by-case basis consistent with the compensation objectives and philosophy discussed above. General company-wide performance measures as they relate to the timing and amount of executive compensation have not yet been determined following consummation of the Acquisitions of GII and ETT in late 2006. However, initial compensation elements for the Chief Executive Officer and the Executive Chairman of the Company during 2006 were established in the employment agreements negotiated with those executives in connection with the Acquisitions. Those agreements, and a subsequent agreement with the Company’s Chief Financial Officer, provide for specified salaries (consistent with the Company’s general philosophy with respect to compensation) and some of them also contemplate potential bonus awards and equity grants to be awarded at the discretion of the Compensation Committee with reference to both the performance of the Company and the individual executive. The Company had no executive officers who earned compensation in excess of $100,000 during 2006.

All employment agreements with executives entered into following consummation of the Company’s Acquisitions of GII and ETT are reviewed and approved by the Compensation Committee of the Company’s Board of Directors on an individual case basis. Similarly, the Compensation Committee serves as the administrator of the Company’s stock plan, and is the entity authorized to grant equity awards under that plan. Finally, the Compensation Committee and the Company’s Board of Directors are responsible under each of the negotiated employment agreements to determine the extent to which each executive may be entitled to any bonus payments based upon individual and/or company performance (as contemplated by the terms of those agreements).

Pay Elements.  The Company provides the following pay elements to its executive officers in varying combinations to accomplish its compensation objectives:

•	Base salary;

•	Annual incentives in the form of cash bonuses;

•	Equity-based compensation (stock options and restricted stock grants) pursuant to the Company’s 2006 Employee, Director & Consultant Stock Plan;

•	Certain modest executive perquisites and benefits; and

•	Payments with respect to severance of employment and/or upon change-of-control.

Each compensation element and its purpose are further described below.

Base Salary.  Base salary is intended to compensate the executive for the basic market value of the position and the responsibilities of that position relative to other positions in the Company. The Company’s general philosophy is to establish wages and salaries that are competitive with those of other employees/executives in similar positions at other firms in the same industry. Factors that are considered in determining each executive’s base salary in light of this philosophy include the duties and responsibilities of the position, the individual executive’s experience and qualifications, and the executive’s performance in that function. Generally, the Chief

Executive Officer will recommend annual base salary (and changes thereto) with respect to the other executives. The Compensation Committee will determine the Chief Executive Officer’s base salary by reference to the same criteria.

In 2006, the Company negotiated employment agreements with its Executive Chairman, Chief Executive Officer, and Chief Financial Officer in connection with and/or following the Acquisitions. In the case of the Executive Chairman and the Chief Executive Officer, these agreements were negotiated prior to the Acquisitions being completed, under the oversight of the Board of Directors of the Company, based upon the Company’s general understanding of the market for executives of similar experience and qualifications with other firms in the industry. The effectiveness of these agreements was contingent upon successful consummation of the Acquisitions. In the case of the Chief Financial Officer, the Compensation Committee reviewed and approved the applicable employment agreement after consummation of the Acquisitions, and found its terms to be reasonable and appropriate for an executive with the Chief Financial Officer’s experience and qualifications.

Annual Incentives (Cash Bonuses).  The Company did not award any bonuses to executives in 2006. Generally, bonuses will be payable to the extent provided in the employment agreements negotiated with individual executives as approved by the Compensation Committee. Those employment agreements with executives existing as of December 31, 2006 that provide for the payment of cash bonuses contemplate that they would be provided based upon performance against criteria to be established by the Board and/or at the sole discretion of the Board. It is anticipated that the same factors that are used to determine an appropriate level of base salary, taken together with the performance of the Company, would be used in determining qualifications for cash bonuses within the discretion of the Board.

Equity-Based Compensation.  The employment agreements negotiated and approved in 2006 with the Executive Chairman and the Chief Executive Officer provided for certain specified initial grants of restricted stock. Any future grants may be made at the sole discretion of the Board. Eligibility for such future grants of restricted stock or other equity-based awards will be evaluated in light of the same factors as apply to cash bonuses.

Executive Perquisites and Benefits.  The Company’s philosophy is to provide executives with limited perquisites. The value of the perquisites (if any) provided to the Executive Chairman, the Chief Executive Officer, and the Chief Financial Officer are set forth in the Summary Compensation table of this Proxy Statement, and their aggregate cost for all three executives in 2006 was $1,905.

Payments with respect to Severance of Employment and/or upon Change of Control.  The employment agreement negotiated and approved in 2006 with D. Michael Keenan, our then-Chief Executive Officer, contained certain terms and conditions relating to payments, vesting of specific restricted stock grants, and continuation of health benefits. Specifically, if Mr. Keenan were to be terminated without cause, or if he were to terminate his employment for “good reason” as defined in the employment agreement (and which definition is provided in the section entitled “Employment Arrangements with Executive Officers” below), the Company’s entire liability would be: (i) to pay his base salary through the effective date of termination; (ii) to pay his base salary and continue his health benefits for a period of twelve (12) months after the termination of his employment; (iii) to pay the average of the annual bonuses payable to him pursuant to the employment agreement for each of the last three completed fiscal years of the Company completed prior to the date of his termination (but not less than two-thirds of the maximum grantable bonus); and (iv) the immediate vesting of all shares of restricted stock provided in the initial grant pursuant to the employment agreement. There are no provisions with respect to severance payments in any of the employment agreements for the other Named Executive Officers (as defined below), and the Company was not a party during 2006 to any employment agreement providing for any payment with respect to an event that may constitute a change of control.

In connection with Mr. Keenan’s resignation as the Company’s Chief Executive Officer in February 2007, the Company entered into a letter agreement with Mr. Keenan setting forth the terms of that separation. Pursuant to that agreement, Mr. Keenan will receive the following payments and benefits, in lieu of amounts otherwise payable pursuant to his Employment Agreement: (1) continued payment of his annual base salary and health benefits for a period of 12 months following the separation date, (2) a bonus in the amount of $166,667, payable on the earlier of the 12-month anniversary of the separation date or such date as the Company awards bonuses to its executives with respect to its 2007 fiscal year, and (3) the 150,000 shares of restricted common stock of the Company granted to

Mr. Keenan pursuant to his employment agreement will vest in full at the same time as such bonus is paid to Mr. Keenan.

Equity Granting Policy.  The Company does not have any practice, policy, or program allowing for timing of equity grants in relation to the Company’s current stock price or material non-public information. The Company expects that it will typically approve equity awards to current employees during the first Compensation Committee meeting of each year. Equity grants for new hires or promoted employees will be established and approved in most cases during regularly scheduled quarterly Compensation Committee meetings.

The grant date for stock option grants is the date upon which the Compensation Committee approves the grant of stock options to the particular employee. The strike price for stock option grants is set in accordance with the terms of the Company’s 2006 Employee, Director and Consultant Stock Plan, which establishes the price as fair market valued determined by reference to the closing price of the common stock on the day preceding the grant.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Howard Janzen, Chair
Morgan E. O’Brien
Sudhakar Shenoy

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2006

The following table sets forth 2006 compensation information for: (i) each person who served as our Chief Executive Officer at any time during 2006; and (ii) the person who served as our Chief Financial Officer during 2006 (the “Named Executive Officers”). None of our executive officers earned compensation in excess of $100,000 during 2006. Prior to consummation of the Acquisitions on October 15, 2006, the Company did not pay compensation to any of its executives, and therefore this table and all tables that follow reflect compensation received by the Company’s Named Executive Officers after such date.

			Stock	All Other
		Salary	Awards(4)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)

D. Michael Keenan,	2006	$52,531	$27,578	$1,905	$82,014
Chief Executive Officer(1)
H. Brian Thompson,	2006	$31,730	$9,193	—	$40,923
Executive Chairman(2)
David Ballarini,	2006	$33,000	—	—	$33,000
Chief Financial Officer and Treasurer(3)

(1)	On February 23, 2007, Mr. Keenan entered into a Separation Agreement with the Company and no longer serves as Chief Executive Officer of the Company. Mr. Keenan continues to serve on the Company’s Board of Directors.

(2)	Mr. Thompson served as Chief Executive Officer of the Company from its formation until October 15, 2006, but received no compensation from the Company prior to October 16, 2006 in connection with his service as an executive. On February 23, 2007, Mr. Thompson again assumed the role of Chief Executive Officer on an interim basis following Mr. Keenan’s departure from the Company.

(3)	Mr. Ballarini served as Chief Financial Officer of the Company from its formation until October 15, 2006, but received no compensation from the Company prior to October 16, 2006 in connection with his service as an executive. Mr. Ballarini continued to serve as Chief Financial Officer on an interim basis following consummation of the Acquisitions of GII and ETT in October 2006. On January 22, 2007, Mr. Ballarini resigned as interim Chief Financial Officer and Treasurer in connection with the hiring of Kevin Welch as Chief Financial Officer.

(4)	Amounts reported for stock awards represent the compensation cost recognized by the Company for financial statement reporting purposes in accordance with SFAS No. 123(R) utilizing the assumptions discussed in Note 10 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, without giving effect to estimated forfeitures.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2006

The following table sets forth, for the fiscal year ended December 31, 2006, certain information regarding restricted stock awards granted to the Named Executive Officers pursuant to the Plan.

			All Other
			Stock Awards:
			Number of
			Shares of
			Stock or	Grant Date Fair
	Grant	Approval	Units(1)	Value of Stock and
Name	Date	Date	(#)	Option Awards(2)

D. Michael Keenan	10/16/2006	5/23/2006	150,000	$529,500
H. Brian Thompson	10/16/2006	6/21/2006	50,000	$176,500
David Ballarini	—	—	—	—

(1)	The noted awards of restricted stock vest in four equal annual installments beginning on October 16, 2007.

(2)	Determined by reference to the closing price of a share of our common stock on October 16, 2006 multiplied by the number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2006

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2006:

Market
Value of
	Number of	Shares or
	Shares or	Units of
	Units that	Stock that
	Have Not	Have Not
	Vested	Vested(1)
Name	(#)	($)

D. Michael Keenan	150,000	$522,000
H. Brian Thompson	50,000	$174,000
David Ballarini	—	—

(1)	Determined by reference to the closing price of a share of our common stock on December 29, 2006, multiplied by the number of shares.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2006

There were no options exercised by the Named Executive Officers during 2006, and there were no stock awards to the Named Executive Officers that vested in whole or in part during 2006.

Equity Compensation Plan Summary

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

	Number of Securities to be	Weighted Average
	Issued Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	407,500	$3.10	2,015,726
Equity compensation plans not approved by security holders	—	—	—

Employment Arrangements with Executive Officers

During 2006, the Company was a party to employment agreements with each of the Named Executive Officers noted above. Each employment agreement contains confidentiality and non-competition provisions intended to ensure that the Named Executive Officer serves the best interests of the Company during the term of employment and preserves the confidentiality of the Company’s proprietary information both during the term of employment and thereafter.

The 2006 employment agreements with the Named Executive Officers each provide for payment of a stated initial salary. In the case of Messrs. Keenan and Thompson, the employment agreements also state the amount of shares of restricted stock (as set forth in the Grants of Plan-Based Awards Table) to be awarded as an initial equity bonus, and Mr. Keenan’s employment agreement also contains provisions specifying his eligibility (and the maximum payable amount) for a cash bonus of up to $250,000. Mr. Keenan’s employment agreement states that he will also be eligible to receive additional restricted stock grants in such amounts, at such times and with such vesting schedules and other terms, as are determined from time to time by the Board.

The Company was not a party during 2006 to any employment agreements providing for any payment with respect to an event that may constitute a “change of control.” The 2006 employment agreements for Messrs. Thompson and Ballarini are terminable at-will, and there are no provisions in these agreements with respect to any payments upon termination for any reason. The 2006 employment agreement for Mr. Keenan set forth varying provisions with respect to termination, depending upon whether termination were by reason of death or disability, by the Company for cause or without cause, or by Mr. Keenan for “good reason” or without cause. Further discussion of the severance payments applicable in certain cases under the Chief Executive Officer’s employment agreement is provided both above in the Compensation Discussion & Analysis and in the table that follows.

Termination Scenarios as of December 31, 2006 Under the
Chief Executive Officer’s 2006 Employment Agreement

	Termination by
	Company	Termination by	Termination by	Termination by
	without	Company for	Executive	Executive for	Termination	Termination for
	Cause(1)	Cause	without Cause	Good Reason(2)	Upon Death	Disability

Continuation of Salary	$250,000	—	—	$250,000	—	—
Continuation of Health Benefits(3)	$8,511	—	—	$8,511	—	$8,511
Bonus Payment(4)	$166,667	—	—	$166,667	—	—
Long-Term Incentives(5)	$522,000	—	—	$522,000	$21,250	$21,250

(1)	“Cause” is defined in the Chief Executive Officer’s employment agreement as if: “(i) the Executive materially breaches any provision of this Agreement after written notice identifying the substance of the material breach; (ii) Executive fails or refuses to comply with any lawful direction or instruction of Company’s Board of Directors, which failure or refusal is not timely cured, (iii) the Executive commits an act of fraud, embezzlement, misappropriation of funds, or dishonesty, (iv) the Executive commits a breach of his fiduciary duty based on a good faith determination by the Company’s Board of Directors and after reasonably opportunity to cure if such breach is curable, (v) the Executive is grossly negligent or engages in willful misconduct in the performance of his duties hereunder, and fails to remedy such breach within ten (10) days of receiving written notice thereof from the Board, provided, however, that no act, or failure to act, by the Executive shall be considered “grossly negligent” or an act of “willful misconduct” unless committed in good faith and with a reasonable belief that the act or omission was in or not opposed to the Company’s best interest; (vi) the Executive is convicted of a felony or a crime of moral turpitude; or (vi) Executive has a drug or alcohol dependency.”

(2)	“Good reason” is defined in the Chief Executive Officer’s employment agreement as “a termination by the Executive within ninety (90) days following (i) the relocation of the primary office of the Executive more than ten (10) miles from McLean, Virginia, without the consent of Executive, (ii) a material change in the Executive’s duties such that he is no longer the Chief Executive Officer of the Company or (iii) removal of Executive as Chief Executive or failure to nominate him for a position on the board of directors; (iv) the assignment to the Executive of duties that are inconsistent with his position or that materially alter his ability to function as Chief Executive Officer; or (v) a reduction in the Executive’s total base compensation as set forth in Sections 5.1, 5.2, 5.3 and 5.4.”

(3)	Represents the value of twelve (12) months of continued health benefits under the Company’s standard health benefit plan.

(4)	Represents a bonus payment calculated as required by the Chief Executive Officer’s employment agreement based upon the average of the annual bonuses payable to him pursuant to his employment agreement “for each of the last three (3) completed fiscal years of the Company completed prior to the date of [his] termination (but not less than two-thirds of the maximum grantable bonus) [of $250,000].”

(5)	Represents the value derived from accelerated vesting of restricted stock as if termination had occurred on December 31, 2006.

In connection with Mr. Keenan’s resignation as the Company’s Chief Executive Officer in February 2007, the Company entered into a letter agreement with Mr. Keenan setting forth the terms of his separation. Pursuant to that agreement, Mr. Keenan will receive the following payments and benefits, in lieu of amounts otherwise payable pursuant to his Employment Agreement: (1) continued payment of his annual base salary and health benefits for a period of 12 months following the separation date, (2) a bonus in the amount of $166,667, payable on the earlier of the 12-month anniversary of the separation date or such date as the Company awards bonuses to its executives with respect to its 2007 fiscal year, and (3) the 150,000 shares of restricted common stock of the Company granted to Mr. Keenan pursuant to his employment agreement will vest in full at the same time as such bonus is paid to Mr. Keenan.

The Company anticipates that it will generally enter into negotiated severance and release agreements with an executive upon the event of termination of an executive without cause.

Certain Relationships

Unless specifically delegated by our Board of Directors to the Compensation Committee, our Audit Committee is charged with reviewing and approving all related party transactions and reviewing and making recommendations to the Board of Directors, or approving, any contracts or other transactions with current or former executive officers of the Company.

Other than the transactions described under the heading “Executive Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2006, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

On October 15, 2006, the Company issued approximately $9.9 million in promissory notes to a number of the selling shareholders of GII and ETT as part of the consideration paid by the Company for those acquisitions. As originally issued, approximately $5.9 million of these notes had a maturity date of June 30, 2007; these notes were amended to extend the maturity date to April 30, 2008. The remaining $4.0 million of promissory notes have a maturity date of December 29, 2008. As selling shareholders of GII, Mr. Keenan and Todd Vecchio are holders of approximately $1.0 million of the $5.9 million in notes due to mature on April 30, 2008, and they are holders of approximately $3.6 million of the $4.0 million in notes that mature on December 29, 2008. These promissory notes were issued prior to the time that Mr. Keenan became a director and an executive officer, and before either Mr. Keenan or Mr. Vecchio became a holder of more than 5% of our common stock.

Between January 1, 2006 and October 31, 2006, Mercator Capital L.L.C. made available to us a small amount of office space and certain office and secretarial services. We paid Mercator Capital L.L.C. $7,500 per month for these services. Messrs. Hackman and Ballarini and Lior Samuelson are each principals and, in the aggregate, 95% owners of Mercator Capital L.L.C. and as a result, benefited from the transaction to the extent of their interests in Mercator Capital L.L.C.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors, and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 11, 2007, by (1) each current director, director nominee and named executive officer of our Company, (2) all current directors, director nominees and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 11, 2007, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares	Percent of
	Beneficially	Common Stock
Name of Beneficial Owner	Owned	Outstanding

Executive Officers, Directors and Director-Nominees
H. Brian Thompson(1)	1,614,625	12.4%
D. Michael Keenan(2)	2,040,000	15.8%
Kevin J. Welch(3)	26,500	*
Didier Delepine(3)	26,629	*
Rhodric C. Hackman(4)	1,804,854	13.5%
Howard Janzen(3)	20,429	*
Alex Mandl(5)	66,129	*
Morgan E. O’Brien(5)	66,129	*
Sudhakar Shenoy(3)	16,129	*
S. Joseph Bruno(3)	5,000	*
All directors, director-nominees and officers as a group (10 persons)(6)	5,686,424	35.2%
5% Stockholders
David Ballarini(7)	1,741,525	13.1%
J. Carlo Cannell(8)	7,770,997	57.2%
Goldman Sachs Asset Management, L.P(9)	1,475,000	12.7%
Millenco, L.L.C.(10)	1,972,125	14.6%
Lior Samuelson(11)	1,778,725	13.3%
Todd Vecchio(12)	2,010,000	15.6%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 225,125 shares of common stock owned by Universal Telecommunications, Inc. Mr. Thompson is the Chief Executive Officer and majority shareholder of Universal Telecommunications, Inc. The shares of Universal Telecommunications, Inc. not held by Mr. Thompson are owned by members of his family. The beneficial ownership information includes 1,383,500 shares of common stock issuable upon the exercise of Class W and Class Z warrants, 1,365,500 of which are held by Universal Telecommunications, Inc. The beneficial owner’s address is 1950 Old Gallows Road, Vienna, Virginia 22182.

(2)	Includes 1,305,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants. The beneficial owner’s address is c/o Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102.

(3)	The beneficial owner’s address is c/o Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102.

(4)	Includes 36,154 shares of common stock owned by the Hackman Family Trust and 18,900 shares of common stock owned by Mercator Capital L.L.C. Mr. Hackman and his spouse are the trustees of the Hackman Family Trust, the beneficiaries of which are members of the Hackman family. The Hackman Family Trust exercises joint control over Mercator Capital L.L.C. with Messrs. Ballarini and Samuelson. The beneficial ownership information includes 1,749,800 shares of common stock issuable upon the exercise of Class W and Class Z warrants, 1,017,200 of which are held by the Hackman Family Trust and 732,600 of which are held by Mercator Capital L.L.C. The beneficial owner’s address is c/o Mercator Capital L.L.C., One Fountain Square, 11911 Freedom Drive, Suite 590, Reston, Virginia 20190.

(5)	Includes 50,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants. The beneficial owner’s address is c/o Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102.

(6)	Includes 4,538,300 shares of common stock issuable upon the exercise of Class W and Class Z warrants. See footnotes (1), (2), (4) and (5).

(7)	Includes 18,900 shares of common stock owned by Mercator Capital L.L.C. Mr. Ballarini exercises joint control over Mercator Capital L.L.C. with the Hackman Family Trust and Mr. Samuelson. The beneficial ownership information includes 1,722,600 shares of common stock issuable upon the exercise of Class W and Class Z warrants, 732,600 of which are held by Mercator Capital L.L.C. The beneficial owner’s address is c/o Mercator Capital L.L.C., One Fountain Square, 11911 Freedom Drive, Suite 590, Reston, Virginia 20190.

(8)	Includes 1,988,400 shares of common stock issuable upon the exercise of Class W and Class Z warrants. Based on information contained in Amendment Number 2 to Schedule 13D filed by J. Carlo Cannell on November 13, 2006 and the Form 4 filed by J. Carlo Cannell on March 29, 2007, Mr. Cannell has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition of, all 7,770,997 shares of our common stock. The beneficial owner’s address is c/o Cannell Capital, LLC, P.O. Box 3459, 240 East Deloney Avenue, Jackson, Wyoming 83001.

(9)	Based on information contained in Schedule 13G filed by Goldman Sachs Asset Management, L.P. on December 12, 2006, Goldman Sachs Asset Management, L.P. has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition of, all 1,475,000 shares of our common stock. The beneficial owner’s address is 32 Old Slip New York, New York 10005.

(10)	Includes 1,935,025 shares of common stock issuable upon the exercise of Class W and Class Z warrants. Based on information contained in Schedule 13D filed by Millenco, L.L.C. on October 25, 2006, Millenco, L.L.C. has sole power to vote or to direct the vote, and sole power to dispose or direct the disposition of, all 1,972,125 shares of our common stock. Pursuant to the Schedule 13D, Millennium Management, L.L.C. is the manager of Millenco, L.L.C., and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco, L.L.C., and Israel A. Englander is the managing member of Millennium Management, L.L.C., and consequently may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The beneficial owner’s address is 666 Fifth Avenue, 8th Floor, New York, New York 10103.

(11)	Includes 18,900 shares of common stock owned by Mercator Capital L.L.C. Mr. Samuelson exercises joint control over Mercator Capital L.L.C. with the Hackman Family Trust and Mr. Ballarini. The beneficial ownership information includes 1,749,800 shares of common stock issuable upon the exercise of Class W and Class Z warrants, 732,600 of which are held by Mercator Capital L.L.C. The beneficial owner’s address is c/o Mercator Capital L.L.C., One Fountain Square, 11911 Freedom Drive, Suite 590, Reston, Virginia 20190.

(12)	Includes 1,305,000 shares of common stock issuable upon the exercise of Class W and Class Z warrants. The beneficial owner’s address is c/o Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. Except as stated below, based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2006, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year; provided, however, that H. Brian Thompson filed one late form with regard to a gift to a family member in 2005 that was not reported on a timely basis.

Incorporated By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 27, 2007

1

GLOBAL TELECOM & TECHNOLOGY, INC.
8484 West Park Drive
Suite 720
McLean, Virginia 22102
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GLOBAL TELECOM & TECHNOLOGY, INC.
      The undersigned appoints H. Brian Thompson and Kevin Welch, and each of them, with full power to act without the other, as proxies, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Global Telecom & Technology, Inc. (“GTT”) held of record by the undersigned on April 11, 2007, at the Annual Meeting of Stockholders to be held on June 5, 2007, or any postponement or adjournment thereof.
THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
GLOBAL TELECOM & TECHNOLOGY, INC.
June 5, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê     Please detach along perforated line and mail in the envelope provided.   ê
   ■     20800000000000000000    0                                                                        060507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

NOMINEES:
☐	FOR ALL NOMINEES	¡	H. Brian Thompson		THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS.
		¡	Rhodric C. Hackman
☐	WITHHOLD AUTHORITY	¡	D. Michael Keenan
	FOR ALL NOMINEES	¡	Morgan O’ Brien
		¡	S. Joseph Bruno
☐	FOR ALL EXCEPT	¡	Didier J. Delepine
	(See Instruction below)	¡	Sudhakar Shenoy
		¡	Howard Janzen

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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